EXHIBIT 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC. COMPLETES JUNIOR SECURED TERM LOAN

FOOTHILL RANCH, Calif.—(BUSINESS WIRE) — September 28, 2004—Specialty retailer The Wet Seal, Inc. (Nasdaq:WTSLA) today announced that it has completed a new $8 million junior secured term loan with Back Bay Capital Funding LLC.

The company amended its $50 million senior revolving credit facility with Bank of America Retail Finance to accommodate the new term loan. Under the terms of the Amended and Restated Credit Agreement, the term loan is secured by inventory and other assets of the company and is junior to the senior revolving credit facility. The new term loan bears interest at prime plus 7% and together with the senior revolving credit facility expires on May 27, 2007. Proceeds will be used for working capital and general corporate purposes.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 464 Wet Seal stores and 95 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.